Exhibit 99.1

PRESS RELEASE	OLD LINE BANCSHARES, INC.
FOR IMMEDIATE RELEASE	CONTACT: ELISE HUBBARD
January 27, 2016	CHIEF FINANCIAL OFFICER
(301) 430-2560

OLD LINE BANCSHARES, INC. REPORTS AN INCREASE IN ASSET TO $1.5 BILLION AND AN EARNINGS INCREASE OF 46.82% FOR THE YEAR ENDING DECEMBER 31, 2015

BOWIE, MD – Old Line Bancshares, Inc. (“Company”) (NASDAQ: OLBK), the parent company of Old Line Bank, reports net income available to common stockholders of $2.0 million for the three months ended December 31, 2015, compared to $1.8 million for the three months ended December 31, 2014.  Earnings were $0.19 per basic and diluted common share for the three months ended December 31, 2015, compared to $0.17 per basic and $0.16 per diluted common share for the same period in 2014.  Net income included $1.4 million in merger-related expenses ($1.2 million net of taxes, or $0.11 per basic and diluted common share) in connection with the Company’s previously-announced acquisition of Regal Bancorp, Inc. (“Regal”), the parent company of Regal Bank & Trust (“Regal Bank”), through the merger of Regal with and into the Company effective December 4, 2015.  Excluding the merger related expenses, which is a non-GAAP measure, earnings were $0.30 per basic and diluted share for the three months ending December 31, 2015.

Net income available to common stockholders was $10.5 million, or 46.82% increase, for the year ended December 31, 2015, compared to $7.1 million for the year ended December 31, 2014.  Earnings were $0.98 per basic and $0.97 per diluted common share, respectively, for the year ended December 31, 2015 and $0.66 and $0.65, respectively, per basic and diluted common share in 2014.  Net income included merger-related expenses of $1.4 million, ($1.2 million net of taxes, or $0.11 per basic and diluted common share).  These merger-related expenses were primarily related to legal fees, investment banking fees, severance and charges associated with the termination of Regal Bank’s core data processing contract.  Approximately $863 thousand of these fees was not tax deductible.  Excluding the merger related expenses, which is a non-GAAP measure, earnings were $1.09 per basic and $1.08 per diluted share for the twelve months ending December 31, 2015.

Operating earnings, a non-GAAP measure, which exclude merger related-expenses related to the Regal acquisition amounting to $1.4 million, or $1.2 million net of tax, were $3.2 million and $11.6 million, respectively, for the three and twelve months ended December 31, 2015.  Reconciliations of GAAP income to operating income, a non-GAAP measure, are contained as footnote (1) in a separate chart in the financial highlights section of this press release.

As of December 31, 2015, including as a result of the Regal merger, the Company has aggregate assets of approximately $1.5 billion, net loans of approximately $1.2 billion and deposits of approximately $1.2 billion.

Assets increased $178.1 million during the three months ended December 31, 2015 and $282.0 million during the year ended December 31, 2015, with the Regal acquisition accounting for $136.3 million of such increase during both the three and twelve month periods. Net loans increased $109.7 million, or 10.49%, during the three months ending December 31, 2015 and $224.0 million, or 24.06%, during the twelve months ending December 31, 2015.  Net loans exclusive of the Regal acquisition increased $18.7 million, or 1.78%, during the three months ending December 31, 2015 and $133.0 million, or 14.24%, during the twelve months ending December 31, 2015.  The growth in net loans during the three months ended December 31, 2015 was impacted by $27 million in payoffs during the quarter.

James W. Cornelsen, President and Chief Executive Officer of the Company, stated: “We are pleased that we have expanded our presence in the Montgomery County, Maryland market with the opening of our first branch in Rockville, Maryland on November 10, 2015.  A second location, located in the Rockville Town Center, is slated to open in 2016.  We are also extremely excited about the opportunities created by the combination of Old Line Bank and Regal Bank.  The combination facilitates Old Line Bank’s entry into the attractive markets of Baltimore County and Carroll County where the former Regal Bank banking team will have access to an enhanced lending capacity and product set to serve larger commercial customers in the market.  Regal Bank customers now have access to a $1.5 billion bank with a $20.6 million lending limit.  Old Line Bank is also bringing its residential lending capabilities to the markets formerly served by Regal Bank.  We are also very pleased to report that we continue to generate strong organic loan and deposit growth.  Total loans increased $132.6 million for the year, exclusive of the Regal merger.”

“Anticipated merger and acquisition expenses were incurred during the quarter due to the Regal acquisition, which negatively impacted our fourth quarter and full-year earnings.  With the dedication and teamwork of personnel of Old Line Bank and the former Regal Bank, the two core processing systems are expected to be merged during the first quarter of 2016.  We believe that the Company is well positioned to continue its profitable growth to maximize stockholder value,” stated Mr. Cornelsen.

4th QUARTER HIGHLIGHTS:

•	The merger with Regal became effective on December 4, 2015, resulting in total assets of $1.5 billion at December 31, 2015.
•	Net loans held for investment during the three month period grew $106.8 million. Excluding the Regal acquisition, net loans held for investment during the three month period grew $18.7 million.
•

Total deposits grew $145.4 million during the three month period ending December 31, 2015, primarily as a result of the Regal acquisition but also due to organic growth in our surrounding areas.  The Regal acquisition provided approximately $104.3 million in deposits while new organic deposits were approximately $41.1 million during the quarter.

•

The net interest margin was 3.98% during the three month period ending December 31, 2015 compared to 4.08% for the same period in 2014.  Interest expense on total interest bearing liabilities increased to 0.56% for the three months ended December 31, 2015 compared to 0.45% for the same period of 2014.

•

Return on Average Assets (ROAA) and Return on Average Equity (ROAE) for the three months ended December 31, 2015 were 0.56% and 5.57%, respectively, compared to ROAA and ROAE of 0.58% and 5.21%, respectively, for the three months ending December 31, 2014.

2015 FULL YEAR HIGHLIGHTS

•	Total assets at December 31, 2015 increased $282.0 million from December 31, 2014.
•

Net loans held for investment increased $220.5 million during the twelve months ended December 31, 2015, to $1.1 billion at December 31, 2015, compared to $926.6 million at December 31, 2014.  Approximately $129.5 million, or 58.7%, of this increase was due to organic growth while the acquisition of the Regal Bank loan portfolio accounted for approximately $91.0 million, or 41.3% of the growth in net loans held for investment.

•	Non-performing assets decreased to 0.60% of total assets at December 31, 2015 compared to 0.65% of total assets at December 31, 2014.
•

Total deposits grew $220.2 million during the twelve months ending December 31, 2015.  Non-interest bearing deposits increased $67.6 million, or 25.93%, and interest bearing deposits grew $152.5, or 20.21%, during the twelve months ending December 31, 2015.  The increase in deposits is due to approximately $115.9 million in organic growth and $104.3 million resulting from the acquisition of Regal Bank’s deposit base.

•	The provision for loan losses for the year ending December 31, 2015 was $1.3 million compared to $2.8 million for the year ending December 31, 2014.
•

The net interest margin was 4.08% for 2015 compared to 4.15% for 2014.  The net interest margin in 2015 benefited from a higher level of accretion on acquired loans due to early payoffs on acquired loans with credit marks for the twelve months ending December 31, 2015 as compared to the same period in 2014.  Re-pricing in the loan portfolio and lower yields on new loans also caused the average loan yield to decline.

•

For the twelve months ended December 31, 2015, ROAA and ROAE were 0.79% and 7.54%, respectively, compared to ROAA and ROAE of 0.60% and 5.45%, respectively, for the twelve months ended December 31, 2014.

•

We ended 2015 with a book value of $13.16 per common share and a tangible book value of $11.85 per common share compared to $12.51 and $11.38, respectively, at December 31, 2014 and $13.13 per common share and a tangible book value of $12.02 compared at September 30, 2015.

•	We maintained strong liquidity and by all regulatory measures remained “well capitalized”.

•

On February 25, 2015, the Company’s board of directors approved the repurchase of up to 500,000 shares of our outstanding common stock.  As of December 31, 2015, 339,237 shares have been repurchased at an average price of $15.73 per share.    This buyback activity more than offset the shares issued in the Regal transaction, essentially allowing for shares to be repurchased at an average price of $15.73 and then re-issued at the equivalent of $17.97.

Total assets at December 31, 2015 increased $282.0 million from December 31, 2014 primarily due to increases of $220.5 million in loans held for investment, $33.0 million in our investment securities available for sale and $18.3 million in cash and cash equivalents.  This increase includes our acquisition of Regal assets of approximately $132 million.

Nonperforming assets, which include non-accrual loans, foreclosed real estate and troubled debt restructured loans, decreased five basis points from 0.65% of total assets at December 31, 2014 to 0.60% of total assets at December 31, 2015.

Deposit growth for the twelve months ended December 31, 2015 consisted of increases in interest bearing deposits of $152.5 million and non-interest bearing deposits of $67.6 million.  The increase is the result of our continued efforts to enhance our deposit customer base in our surrounding areas as well as our acquisition of approximately $104.3 million of deposits in the Regal merger.

The $221 thousand increase in net income for the three months ending December 31, 2015 compared to the three months ending December 31, 2014, was primarily the result of a $1.7 million, or 15.77%, increase in net interest income, a $58 thousand, or 12.69%, decrease in the provision for loan losses and an increase of $201 thousand, or 14.48%, in non-interest income, partially offset by a $1.1 million, or 12.16%, increase in non-interest expenses.  The $3.4 million increase in net income for the twelve months ending December 31, 2015 compared to the twelve months ending December 31, 2014, was primarily the result of a $4.9 million, or 11.71%, increase in net interest income, a $1.5 million decrease in the provision for loan losses and an $888 thousand, or 14.91%, increase in non-interest income, offsetting an increase of $1.3 million, or 3.51%, in non-interest expenses.

Average interest earning assets for the three month period ending December 31, 2015 increased $196.4 million compared to the same period of 2014.  Average interest earning assets for the twelve month period ending December 31, 2015 increased $138.4 million compared to the same period of 2014.  The average yield on such assets was 4.41% and 4.49%, respectively, for the three and twelve months ending December 31, 2015 compared to 4.42% and 4.52% for the comparable 2014 periods.

Average interest bearing liabilities for the three month period ending December 31, 2015 increased $152.4 million compared to the same period of 2014.  Average interest bearing liabilities for the twelve month period ending December 31, 2015 increased $90.2 million compared to the same period of 2014.  The average rate paid on such liabilities increased to 0.56% and 0.54%, respectively, for the three and twelve months ending December 31, 2015 compared to 0.45% and 0.48% for the comparable 2014 periods.

The net interest margin for the three months ended December 31, 2015 decreased to 3.98% from 4.08% during the three months ending December 31, 2014.  The net interest margin for the twelve months ended December 31, 2015 decreased to 4.08% from 4.15% during the twelve months ending December 31, 2014.  Among other things, the net effect of fair value accretion/amortization on acquired loans affects the net interest margin and net interest income.  The fair value accretion/amortization is recorded on pay downs during the period recognized.  Payoffs increased during the three months ending December 31, 2015, contributing a 12 basis point increase in net interest income, as compared to a one basis point increase in net interest income for the three months ending December 31, 2014.  The fair value accretion recorded on acquired deposits affects interest expense.  The amount of the accretion on such deposits during the three months ended December 31, 2015 decreased by three basis points as compared to the same three month period of 2014.

Net interest income increased for the three and twelve month periods ending December 31, 2015 compared to the same periods in 2014 primarily due to increases in the interest recognized on loans offsetting the increases in interest expense.  Loan interest income increased for the three and twelve month periods ending December 31, 2015 due to organic growth in our loan portfolio and, to a lesser extent, the acquisition of loans in the Regal merger.  Interest expense increased due to increases in our deposits and borrowings.  Our average interest bearing deposits and average rates paid on these deposits increased for both the three and twelve month periods ending December 31, 2015, offsetting a decrease in the average rate paid on our borrowings.

The provision for loan losses decreased for the three and twelve month periods ending December 31, 2015 compared to the same periods of 2014.  The decrease for the three month period is the result of our continued improvements in asset quality.  The decrease for the twelve month period is the result of a provision for $1.4 million that was recognized during the second quarter of 2014 for one commercial loan that was sold at foreclosure during the third quarter of 2014, in addition to continued improvements in asset quality, as noted above.

Non-interest income increased for the three month period ending December 31, 2015 compared to the same period of 2014 primarily as a result of an increase of $198 thousand on gains on the sale of marketable loans and a $42 thousand decrease in the loss on disposal of assets, offsetting the decrease of $44 thousand in service charges on deposit accounts.  The increase in gain on sale of marketable loans is due to the gains recorded on the sale of $25.2 million in residential mortgage loans sold in the secondary market during the three months ending December 31, 2015 as compared to $17.8 million in the 2014 period.  Service charges on deposit accounts decreased as a result of lower overdraft and ATM fees compared to the same three month period of 2014.  Non-interest income also increased for the twelve month period ending December 31, 2015 compared to the same twelve months of 2014.  The increase is primarily the result of a $1.2 million increase in gain on the sale of marketable loans, offsetting a decrease of $174 thousand in service charges on deposit accounts.  The increase in gain on sale of marketable loans for the twelve months ending December 31, 2015 is due to the gains recorded on the sale of $103.2 million in residential mortgage loans sold in the secondary market compared to sales of $54.3 million for the period of 2014.

Non-interest expenses increased $1.1 million, or 12.16%, for the three month period ending December 31, 2015 compared to the same period of 2014 primarily as a result of the $1.4 million of merger-related expenses incurred during the 2015 period, for which there was no corresponding expense in 2014, and a loss on the sale of bank owned real estate, partially offset by a decrease in occupancy and equipment expenses.  The loss on the sale of bank owned real estate for the three month period ending December 31, 2015 is the result of the sale of one property for a loss of $21 thousand compared to the sale of five properties for a gain of $155 thousand during the same three month period of 2014.  Occupancy and equipment expenses decreased during the 2015 period as a result of the closing of four of our branches on December 31, 2014.

Non-interest expenses increased $1.2 million, or 3.51%, for the twelve month period ending December 31, 2015 compared to the same period of 2014 as a result of the previously discussed $1.4 million of merger-related expenses, a loss on the sale of bank owned real estate and an increase in other operating expenses, offsetting decreases in salaries and benefits and occupancy and equipment expenses.  Salaries and benefits decreased during 2015 due to severance payments in the 2014 period that were associated with merger-related staffing reductions from our previous acquisition of WSB Holdings, Inc.  Occupancy and equipment expenses decreased for the 2015 period as a result of the closure of four of our branches on December 31, 2014.  The closure of these branches included $462 thousand in occupancy and equipment expenses and a loss on disposal of assets of $48 thousand for the corresponding period last year.  Other operating expenses increased $229 thousand primarily as a result of increases in our marketing and advertising due to an enhanced ongoing marketing campaign during 2015.  The loss on sale of bank owned real estate for the twelve month period ending December 31, 2015 is the result of the sale of five properties for a loss of $50 thousand compared to the sale of thirteen properties for a gain of $698 thousand during the same period of 2014.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 23 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs and Southern Maryland) counties of Anne Arundel, Baltimore, Calvert, Carroll, Charles, Montgomery, Prince George's and St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures.  Old Line Bancshares, Inc.’s management uses non-GAAP financial measures, including (i) net operating income; (ii) net operating income available to common stockholders; (iii) earnings per basic share; (iv) earnings per diluted share; (v) operating non-interest expense; (vi) operating efficiency ratio; (vii) operating non-interest expense as a percentage of average assets; (viii) return on average assets; (ix) return on average common equity.  Net income excludes merger-related expenses, net of tax.  Operating non-interest expense excludes merger related expense, net of tax.  The operating efficiency ratio excludes merger related expenses.  Management believes that non-GAAP financial measures provide additional useful information that allow readers to evaluate the ongoing performance of the Company and provide meaningful comparison to its peers.  Non-GAP financial measures should not be consider as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider Old Line’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company.  Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

The statements in this press release that are not historical facts, in particular the statements with respect to the opening of Old Line Bank’s Rockville Town Center branch and continued profitable growth, constitute a “forward-looking statement” as defined by Federal securities laws.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  These statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates”, “plans” or similar terminology.  Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, deterioration in economic conditions or a slowdown in the recovery in our target markets or nationally, increases in the unemployment rate in our target markets, the actions of our competitors and our ability to successfully compete, in particular in new market areas, and changes in laws impacting our ability to collect on outstanding loans or otherwise negatively impact our business.  Forward-looking statements speak only as of the date they are made.  Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made.  For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

Old Line Bancshares, Inc. & Subsidiaries

Consolidated Balance Sheets

	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014 (1)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash and due from banks	$40,239,384	$29,107,355	$40,494,305	$37,061,793	$23,572,613
Interest bearing accounts	1,135,263	1,147,181	1,034,085	1,080,570	1,230,864
Federal funds sold	2,326,045	362,726	331,178	624,888	601,259
Total cash and cash equivalents	43,700,692	30,617,262	41,859,568	38,767,251	25,404,736
Investment securities available for sale	194,705,675	151,522,391	151,179,573	158,380,719	161,680,198
Loans held for sale	8,112,488	5,264,444	6,361,652	8,692,297	4,548,106
Loans held for investment, less allowance for loan losses of $4,909,818 and $4,281,835 for December 31, 2015 and December 31, 2014	1,147,034,715	1,040,227,945	1,008,618,046	963,706,538	926,573,488
Equity securities at cost	4,942,346	3,671,895	3,565,596	3,353,096	5,811,697
Premises and equipment	36,174,978	33,948,846	33,786,623	33,874,131	34,300,375
Accrued interest receivable	3,814,546	3,223,748	3,341,570	3,172,615	3,218,428
Deferred income taxes	13,243,789	12,734,261	13,108,799	12,506,347	16,106,498
Current income taxes receivable	—	—	1,198,299	1,312,872	—
Bank owned life insurance	36,606,105	32,071,875	31,856,947	31,643,001	31,429,747
Other real estate owned	2,472,044	1,948,625	1,215,690	1,600,015	2,451,920
Goodwill	9,786,357	7,793,665	7,793,665	7,793,665	7,793,665
Core deposit intangible	4,351,226	3,822,953	4,016,913	4,210,679	4,420,796
Other assets	4,567,038	4,530,443	4,127,881	6,087,688	3,779,350
Total assets	$1,509,511,999	$1,331,378,353	$1,312,030,822	$1,275,100,914	$1,227,519,004
Deposits
Non-interest bearing	$328,549,405	$279,339,255	$275,953,182	$269,733,047	$260,913,521
Interest bearing	907,330,561	811,186,492	808,460,674	781,718,574	754,825,885
Total deposits	1,235,879,966	1,090,525,747	1,084,413,856	1,051,451,621	1,015,739,406
Short term borrowings	107,557,246	85,695,507	76,722,442	71,236,281	61,002,889
Long term borrowings	10,553,246	5,903,665	5,931,298	5,958,485	5,987,283
Accrued interest payable	416,686	357,691	322,926	284,444	266,023
Supplemental executive retirement plan	5,336,509	5,276,167	5,222,669	5,162,732	5,095,141
Income taxes payable	3,615,677	379,247	—	—	485,435
Other liabilities	3,700,598	4,967,326	3,457,441	3,420,900	3,416,190
Total liabilities	1,367,059,928	1,193,105,350	1,176,070,632	1,137,514,463	1,091,992,367

Stockholders' equity
Common stock	108,026	105,131	105,745	107,551	108,110
Additional paid-in capital	108,598,015	100,614,804	101,500,434	104,313,092	105,235,646
Retained earnings	33,449,649	36,935,945	34,353,501	32,281,404	30,067,798
Accumulated other comprehensive income (loss)	38,200	359,840	(253,879)	630,791	(147,250)
Total Old Line Bancshares, Inc. stockholders' equity	142,193,890	138,015,720	135,705,801	137,332,838	135,264,304
Non-controlling interest	258,181	257,283	254,389	253,613	262,333
Total stockholders' equity	142,452,071	138,273,003	135,960,190	137,586,451	135,526,637
Total liabilities and stockholders' equity	$1,509,511,999	$1,331,378,353	$1,312,030,822	$1,275,100,914	$1,227,519,004
Shares of basic common stock outstanding	10,802,560	10,513,025	10,574,439	10,755,017	10,810,930

(1)	Financial information at December 31, 2014 has been derived from audited financial statements.

Old Line Bancshares, Inc. & Subsidiaries

Consolidated Statements of Income

	Three Months	Three Months	Three Months	Three Months	Three Months	Twelve Monthw	Twelve Monthw
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2015	2015	2015	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$12,646,217	$12,202,174	$11,500,630	$11,599,390	$10,556,729	$47,948,411	$41,723,378
Investment securities and other	977,533	805,172	835,594	886,084	939,602	3,504,383	3,879,868
Total interest income	13,623,750	13,007,346	12,336,224	12,485,474	11,496,331	51,452,794	45,603,246
Interest expense
Deposits	1,196,381	1,118,092	1,021,560	910,957	799,716	4,246,990	3,401,622
Borrowed funds	181,876	141,009	159,707	134,716	119,214	617,308	498,101
Total interest expense	1,378,257	1,259,101	1,181,267	1,045,673	918,930	4,864,298	3,899,723
Net interest income	12,245,493	11,748,245	11,154,957	11,439,801	10,577,401	46,588,496	41,703,523
Provision for loan losses	400,000	263,595	85,658	561,731	458,114	1,310,984	2,827,297
Net interest income after provision for loan losses	11,845,493	11,484,650	11,069,299	10,878,070	10,119,287	45,277,512	38,876,226
Non-interest income
Service charges on deposit accounts	430,964	442,225	441,382	415,202	475,120	1,729,773	1,904,063
Gain on sales or calls of investment securities	—	604	3,924	60,694	—	65,222	129,911
Gain on sale of stock	—	—	—	—	—	—	96,993
Earnings on bank owned life insurance	260,898	250,950	249,421	248,384	249,967	1,009,653	988,204
Gains (losses) on disposal of assets	(5,847)	—	—	19,975	(48,051)	14,128	(30,131)
Earnings on marketable loans	474,941	457,613	500,865	585,984	290,269	2,019,403	771,815
Other fees and commissions	432,810	692,106	325,028	556,872	395,058	2,006,816	2,096,069
Total non-interest income	1,593,766	1,843,498	1,520,620	1,887,111	1,362,363	6,844,995	5,956,924
Non-interest expense
Salaries & employee benefits	4,319,029	4,407,726	4,331,572	4,178,896	4,274,962	17,237,223	17,831,394
Occupancy & Equipment	1,487,028	1,478,740	1,338,660	1,471,450	1,878,052	5,775,878	6,268,593
Data processing	361,991	350,941	367,190	352,060	352,956	1,432,182	1,340,875
Merger and integration	1,420,570	—	—	—	—	1,420,570	29,167
Core deposit amortization	194,507	193,960	193,766	210,117	212,970	792,350	866,704
(Gains)losses on sales of other real estate owned	20,502	(114,709)	9,169	134,754	(155,148)	49,716	(697,875)
OREO expense	75,824	158,983	75,552	120,201	199,094	430,560	554,057
Other operating	2,270,861	2,132,067	2,477,041	2,257,235	2,257,866	9,137,204	8,853,420
Total non-interest expense	10,150,312	8,607,708	8,792,950	8,724,713	9,020,752	36,275,683	35,046,335
Income before income taxes	3,288,947	4,720,440	3,796,969	4,040,468	2,461,793	15,846,824	9,786,815
Income tax expense	1,286,496	1,605,586	1,195,273	1,295,035	679,154	5,382,390	2,694,104
Net income	2,002,451	3,114,854	2,601,696	2,745,433	1,782,639	10,464,434	7,092,711
Less: Net income (loss) attributable to the noncontrolling interest	898	2,894	776	(8,720)	1,978	(4,152)	(37,589)
Net income available to common stockholders	$2,001,553	$3,111,960	$2,600,920	$2,754,153	$1,780,661	$10,468,586	$7,130,300
Earnings per basic share	$0.19	$0.30	$0.25	$0.25	$0.17	$0.98	$0.66
Earnings per diluted share	$0.19	$0.29	$0.24	$0.25	$0.16	$0.97	$0.65
Dividend per common share	$0.06	$0.05	$0.05	$0.05	$0.05	$0.21	$0.18
Adjusted per basic share	$0.30	$—	$—	$—	$—	$1.09	$—
Adjusted per dilued share	$0.30	$—	$—	$—	$—	$1.08	$—
Average number of basic shares	10,604,667	10,544,357	10,617,225	10,807,366	10,792,544	10,647,986	10,786,017
Average number of dilutive shares	10,760,832	10,685,306	10,759,628	10,899,030	10,941,002	10,784,323	10,935,182

Financial information at  December 31, 2014 has been derived from audited financial statements.

 RECONCILIATION OF NON-GAAP MEASURES

(1)

(1)As the magnitude of the merger expenses distorts the operational results of the Company, we present in the GAAP reconciliation below and in the accompanying text certain performance ratios excluding the effect of the merger expenses during the three and twelve month periods ended December 31, 2015.  We believe this information is important to enable shareholders and other interested parties to assess the core operational performance of the Company.

Reconciliation of Non-GAAP measures (Unaudited)	Three Months ending December 31, 2015	Twelve Months ending December 31, 2015
	Net Interest	Net Interest
	Income	Income
Net Income (GAAP)	$2,002,451	$10,464,434
Merger-related expenses, net of tax	1,200,825	1,200,825
Operating Net Income (non-GAAP)	$3,203,276	$11,665,259

Net income available to common shareholders	$2,001,553	$10,468,586
Merger-related expenses, net of tax	1,200,825	1,200,825
Operating earnings	$3,202,378	$11,669,411

Earnings per weighted average common shares, basic (GAAP)	$0.19	$0.98
Meger-related expenses, net of tax	0.11	0.11
Operating earnings per weighted average common share basic (non GAAP)	$0.30	$1.09

Earnings per weighted average common shares, diluted (GAAP)	$0.19	$0.97
Meger-related expenses, net of tax	0.11	0.11
Operating earnings per weighted average common share basic (non-GAAP)	$0.30	$1.08

Summary Operating Results (non-GAAP)
Noninterest expense (GAAP)	$10,150,312	$36,275,682
Merger-related expenses	1,200,825	1,200,825
Operating noninterest expense (non-GAAP)	8,949,487	$35,074,857

Operating efficiency ratio (non-GAAP)	64.67%	65.64%

Operating noninterest expense as a % of average assets	0.63%	2.65%

Return on average assets
Net income	$2,002,451	$10,464,434
Merger-related expenses, net of tax	1,200,825	1,200,825
Operating net income	$3,203,276	$11,665,259

Adjusted return on average assets	0.90%	0.88%

Return on average common equity
Net income available to common shareholders	$2,001,553	$10,468,586
Merger-related expenses, net of tax	1,200,825	1,200,825
Operating earnings (non-GAAP)	$3,202,378	$11,669,411

Adjusted return on average common equity (non-GAAP)	8.92%	8.40%

Old Line Bancshares, Inc. & Subsidiaries

Average Balances, Interest and Yields

	12/31/2015		9/30/2015		6/30/2015		3/31/2015		12/31/2014
	Average		Average		Average		Average		Average
Three Month Averages:	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield
Assets:
Int. Bearing Deposits	$2,163,496	0.26%	$1,754,437	0.05%	$914,076	0.08%	$593,602	0.12%	$2,902,672	0.20%
Investment Securities(2)	182,660,126	2.65%	154,931,599	2.56%	161,858,721	2.56%	164,560,281	2.70%	168,069,134	2.40%
Loans	1,087,653,696	4.70%	1,036,066,492	4.76%	1,002,896,056	4.70%	954,873,037	5.02%	905,241,954	4.78%
Allowance for Loan Losses	(3,505,864)		(4,367,326)		(4,576,511)		(4,498,086)		(2,570,097)
Total Loans
Net of allowance	1,084,147,832	4.71%	1,031,499,166	4.78%	998,319,545	4.72%	950,374,951	5.04%	902,671,857	4.79%
Total interest-earning assets	1,268,971,454	4.41%	1,188,185,202	4.49%	1,161,092,342	4.42%	1,115,528,834	4.70%	1,073,643,663	4.42%
Noninterest bearing cash	42,032,492		39,141,171		37,463,216		34,422,919		38,925,730
Other Assets	103,829,394		99,737,905		99,548,767		102,782,917		107,033,944
Total Assets	$1,414,833,340		$1,327,064,278		$1,298,104,325		$1,252,734,670		$1,219,603,337
Liabilities and Stockholders' Equity
Interest-bearing Deposits	$841,394,142	0.56%	$813,731,631	0.55%	$765,327,795	0.54%	$772,838,785	0.48%	$767,241,928	0.41%
Borrowed Funds	128,656,699	0.56%	87,448,890	0.64%	117,595,112	0.54%	72,721,100	0.75%	50,442,530	0.94%
Total interest-bearing liabilities	970,050,841	0.56%	901,180,521	0.55%	882,922,907	0.54%	845,559,885	0.50%	817,684,458	0.45%
Noninterest bearing deposits	293,242,708		278,650,167		269,427,296		262,926,103		255,002,560
	1,263,293,549		1,179,830,688		1,152,350,203		1,108,485,988		1,072,687,018
Other Liabilities	9,526,486		8,422,924		7,866,395		9,009,800		11,057,397
Noncontrolling Interest	256,218		256,636		252,293		258,240		261,545
Stockholder's Equity	141,757,087		138,554,030		137,635,434		134,980,642		135,597,377
Total Liabilities and
Stockholder's Equity	$1,414,833,340		$1,327,064,278		$1,298,104,325		$1,252,734,670		$1,219,603,337
Net interest spread		3.85%		3.93%		3.88%		4.20%		3.97%
Net interest income and
Net interest margin(1)	$12,731,170	3.98%	$12,184,338	4.07%	$11,602,656	4.01%	$11,891,497	4.32%	$11,034,119	4.08%

(1)

Interest revenue is presented on a fully taxable equivalent (FTE) basis.  The FTE basis adjusts for the tax favored status of these types of assets.  Management believes providing this information on a FTE basis provides investors with a more accurate picture of our net interest spread and net interest income and we believe it to be the preferred industry measurement of these calculations.  See “Reconciliation of Non-GAAP Measures.”

(2)	Available for sale investment securities are presented at amortized cost.

The accretion of the fair value adjustments resulted in a positive impact in the yield on loans for the three months ending December 31, 2015 and 2014.  Fair value accretion for the current quarter and prior four quarter are as follows:

	12/31/2015		9/30/2015		6/30/2015		3/31/2015		12/31/2014
	Fair Value	% Impact on	Fair Value	% Impact on	Fair Value	% Impact on	Fair Value	% Impact on	Fair Value	% Impact on
	Accretion	Net Interest	Accretion	Net Interest	Accretion	Net Interest	Accretion	Net Interest	Accretion	Net Interest
	Dollars	Margin	Dollars	Margin	Dollars	Margin	Dollars	Margin	Dollars	Margin
Commercial loans (1)	$(2,772)	—%	$18,940	0.01%	$(3,114)	—%	$8,690	—%	$(969)	—%
Mortgage loans (1)	399,729	0.12	514,073	0.17	35,386	0.01	589,266	0.21	24,779	0.01
Consumer loans	3,486	—	3,771	—	4,298	—	11,390	—	6,686	—
Interest bearing deposits	38,091	0.01	38,091	0.01	37,677	0.01	37,263	0.01	110,503	0.04
Total Fair Value Accretion (Amortization)	$438,534	0.13%	$574,875	0.19%	$74,247	0.02%	$646,609	0.22%	$140,999	0.05%

(1)	Negative accretion on commercial and mortgage loans is due to the early payoff of loans which caused a reduction in fair value income on acquired loan portfolio.

Below is a reconciliation of the fully tax equivalent adjustments and the GAAP basis information presented in this report:

	12/31/2015		9/30/2015		6/30/2015		3/31/2015		12/31/2014
	Net Interest		Net Interest		Net Interest		Net Interest		Net Interest
	Income	Yield	Income	Yield	Income	Yield	Income	Yield	Income	Yield
GAAP net interest income	$12,245,493	3.83%	$11,748,245	3.93%	$11,171,187	3.86%	$11,461,904	4.17%	$10,577,401	3.91%
Tax equivalent adjustment
Federal funds sold	—	—	—	—	1	—	1	—	1	—
Investment securities	243,378	0.08	193,491	0.06	195,785	0.07	200,498	0.07	343,280	0.13
Loans	242,299	0.07	242,602	0.08	235,683	0.08	229,094	0.08	113,437	0.04
Total tax equivalent adjustment	485,677	0.15	436,093	0.14	431,469	0.15	429,593	0.15	456,718	0.17
Tax equivalent interest yield	$12,731,170	3.98%	$12,184,338	4.07%	$11,602,656	4.01%	$11,891,497	4.32%	$11,034,119	4.08%

Old Line Bancshares, Inc. & Subsidiaries

Selected Loan Information

(Dollars in thousands)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014
Acquired Loans(1)
Period End Loan Balance	$237,061	$152,004	$164,300	$171,527	$173,659
Deferred Costs	—	—	—	—	10
Accruing	235,816	150,702	161,495	165,956	167,704
Non-accrual(2)	1,245	1,302	2,547	2,518	1,958
Accruing 30-89 days past due	6,132	603	2,102	3,053	3,687
Accruing 90 or more days past due	1	214	—	—	310
Other real estate owned	2,047	1,524	741	1,125	1,977
Net charge offs (recoveries)	(39)	529	320	(16)	52
Legacy Loans(3)
Period End Loan Balance	$913,609	$891,407	$847,499	$795,532	$749,968
Deferred Costs	1,274	1,270	1,255	1,283	1,283
Accruing	907,915	889,364	845,391	793,576	746,376
Non-accrual	4,420	773	853	1,106	3,249
Accruing 30-89 days past due	994	2,630	1,199	851	343
Accruing 90 or more days past due	—	203	-	-	-
Other real estate owned	425	425	475	475	475
Net charge offs (recoveries)	(18)	210	(34)	224	(4)

Allowance for loan losses as % of held for investment loans	0.43%	0.43%	0.44%	0.48%	0.46%
Allowance for loan losses as % of legacy held for investment loans	0.54%	0.50%	0.52%	0.59%	0.57%
Allowance for loan losses as % of acquired held for investment loans	2.07%	2.93%	2.70%	2.60%	2.38%
Total non-performing loans as a % of held for investment loans	0.71%	0.46%	0.49%	0.37%	0.56%
Total non-performing assets as a % of total assets	0.60%	0.36%	0.38%	0.44%	0.65%

(1)

Acquired loans represent all loans acquired on April 1, 2011 from MB&T,  on May 10, 2013 from WSB and December 4, 2015 from Regal Bank..  We originally recorded these loans at fair value upon acquisition.

(2)

These loans are loans that are considered non-accrual because they are not paying in conformance with the original contractual agreement.  At acquisition, we recorded these loans at fair value.  Until the December 31, 2013 quarter, we recognized interest income on these loans through the accretion of the difference between the carrying value of these loans and their expected cash flows.  In the fourth quarter of 2013, we are no longer recording interest on these loans that were not purchased as credit impaired.

(3)	Legacy loans represent total loans excluding loans acquired on April 1, 2011, May 10, 2013 and December 4, 2015.